Exhibit 99.1

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

Equity Bancshares, Inc. Announces Regulatory Approval

of Merger with Community First Bancshares, Inc.,

Announces Definitive Merger Agreement with Prairie State Bancshares, Inc.,

and Reports Nine-Month Earnings of $9.0 Million for 2016

WICHITA, Kansas, October 20, 2016 – Equity Bancshares, Inc. (NASDAQ: EQBK), (“Equity”,”we”, “us”, “our”), the Wichita-based holding company of Equity Bank, announced it has received the necessary regulatory approvals to consummate its acquisition of Community First Bancshares, Inc. (“CFBI”) of Harrison, Arkansas. Equity expects the transaction to close on November 10, 2016, pending Equity stockholder approval and CFBI shareholder approval.

Equity also announced it has entered into a definitive merger agreement to acquire all the common stock of Prairie State Bancshares, Inc. (“Prairie”), headquartered in Hoxie, Kansas, the holding company of State Bank. Prairie conducts business through three State Bank branches located in Hoxie, Grinnell, and Quinter, Kansas. Following the consummation of the transaction, State Bank will merge with and into Equity Bank, subject to receipt of customary regulatory approvals and closing conditions, including Prairie shareholder approval. The merger is expected to be completed in the first quarter of 2017. As of June 30, 2016, Prairie had consolidated total assets of $149 million, $135 million in loans, and $129 million in deposits. According to FDIC data as of June 30, 2016, Prairie ranks No. 1 in deposit market share in Sheridan County, Kansas, and No. 2 in market share in Gove County, Kansas. Following completion of the merger, Prairie’s three branches will become Equity Bank branches.

Equity also reported its unaudited results for the nine months ended September 30, 2016, including net income allocable to common stockholders of $9.0 million, a 17.6% increase, compared to net income allocable to common stockholders of $7.6 million for the nine months ended September 30, 2015.

Brad Elliott, Chairman and CEO of Equity, said “We continue to seek, add, and integrate outstanding community banks into our growing Equity Bank network, while delivering commercial and community banking solutions that fit a wide range of customers. Once the CFBI transaction is completed, we expect these new Equity Bank locations to bolster a strong bank network, and provide service and solutions to vibrant community banking markets in Arkansas. We’re also pleased to partner with a bank dedicated to community banking in Western Kansas, with a strong track record in agricultural lending, local service and with strong leadership teams in place, who are committed to their local communities. As always, our teams remain focused on integrating merger and acquisition opportunities within a compressed timeframe, while maintaining organic growth. It’s Equity’s mission to continue serving as the best of both worlds: providing innovative and sophisticated products and services delivered through the hometown feel of a community bank.”

“We’re pleased to find a partner dedicated to the continued service to our Western Kansas communities,” said Michael C. Mense, CEO of Prairie. “Equity shares our approach to local decision making and straightforward customer service, and shares the values of a Kansas-based community bank. Our customers will benefit from the additional products and services of a strong, statewide bank network.”

Equity Announces Regulatory Approval of CFBI Acquisition

On July 14, 2016, Equity entered into a definitive agreement pursuant to which Equity will acquire CFBI through the merger of CFBI with and into Equity, with Equity surviving the merger. Equity received the necessary regulatory approvals and expects the transaction to close on November 10, 2016, pending approvals by CFBI and Equity stockholders. It is anticipated that promptly after the merger of CFBI into Equity, Community First Bank will merge with and into Equity Bank, with Equity Bank surviving the merger.

CFBI, headquartered in Harrison, Arkansas, is the holding company of Community First Bank and its five branch locations in Arkansas: Harrison (2), Berryville, Eureka Springs, and Pea Ridge. According to FDIC data as of June 30, 2016, CFBI ranks first in deposit market share in Harrison and in the top four within each of the communities it serves. As of June 30, 2016, CFBI had total assets of $495 million, net loans of $370 million, and $384 million in deposits.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

The merger with CFBI adds a third state to Equity’s footprint. At the close of the transaction, Equity will have approximately $2.0 billion in assets and 34 branch offices across its three-state footprint of Arkansas, Kansas and Missouri. The combined institution is expected to include $1.6 billion in deposits and $1.3 billion in loans.

Equity expects the merger to be approximately 26% accretive to diluted earnings per share in 2017, and 25% accretive to earnings per share in 2018, with transaction-related and one-time costs of approximately $6.6 million. Equity expects the merger to be approximately 9.0% dilutive to tangible book value per share at closing, inclusive of the estimated purchase accounting adjustments, and expects the tangible book value earnback to be approximately 3.5 years. Finally, Equity expects to remain above all “Well Capitalized” capital ratios as defined by regulatory guidelines, inclusive of the impact of all estimated purchase accounting adjustments.

Equity Announces Definitive Agreement to Acquire Prairie

Equity announced today it has entered into a definitive merger agreement to acquire all the common stock of Prairie State Bancshares, Inc., of Hoxie, Kansas, the holding company of State Bank.

Following the consummation of the transaction, State Bank of Hoxie will merge with and into Equity Bank, subject to receipt of customary regulatory approvals and closing conditions, including Prairie shareholder approval. Following completion of the merger, State Bank of Hoxie branches will become Equity Bank offices. The merger is expected to be completed in the first quarter of 2017.

The merger bolsters Equity’s presence in Kansas. Including its headquarters in Wichita, Equity will operate 18 branches across the state following completion of the transaction. The branches in Hoxie, Grinnell, and Quinter supplement Equity’s Western Kansas markets of Hays and Ellis. The merger is Equity’s 11th acquisition in the past 14 years, and will be its third merger in the past two years, including Equity’s acquisition of First Independence Corporation on October 9, 2015 and its merger with CFBI. Following completion of the Prairie merger, Equity expects to have $2.2 billion in total assets, with 37 bank locations in Arkansas, Kansas, and Missouri.

Under the terms of the agreement, approved by the boards of directors of Equity and Prairie, at the effective time of merger, the shareholders of Prairie will have the right to receive aggregate consideration of approximately $327.67 per share. The definitive agreement provides that each outstanding share of Prairie common stock will represent the right to receive a fixed exchange ratio of 6.41 shares of Equity Class A common stock and $163.84 in cash. Equity will issue a total of 479,468 shares worth approximately $12.255 million, based upon Equity’s stock valued at $25.56 per share, based on the 30-day volume-weighted average price (“VWAP”) as of October 19, 2016 and pay an aggregate of $12.255 million in cash to Prairie shareholders. The aggregate transaction value of $24.510 million represents approximately 140% of stated tangible common equity of Prairie. The actual aggregate transaction value may be subject to equity adjustments prior to closing, as further set forth in the definitive merger agreement.

Equity expects the merger to be approximately 6% accretive to diluted earnings per share in 2017, and 6% accretive to earnings per share in 2018, with transaction-related and one-time costs of approximately $2.4 million. Equity expects the merger to be approximately 0.9% dilutive to tangible book value per share at closing, inclusive of the estimated purchase accounting adjustments, and expects the tangible book value earnback to be 1.3 years. Finally, Equity expects to remain above all “Well Capitalized” capital ratios as defined by regulatory guidelines, inclusive of the impact of all estimated purchase accounting adjustments.

Equity was advised by FinPro Capital Advisors, Inc. as financial advisor and Norton Rose Fulbright US LLP as legal counsel.

Prairie was advised by The Capital Corporation as financial advisor and Stinson Leonard Street LLP as legal counsel.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

Equity Reports Nine-Month Earnings of $9.0 Million for 2016

Equity reported its unaudited results for the nine months ended September 30, 2016, including net income allocable to common stockholders of $9.0 million.

Highlights of Equity’s performance include:

•	Net income allocable to common stockholders of $9.0 million for the nine months ended September 30, 2016, compared to $7.6 million for the nine months ended September 30, 2015, a 17.6% increase. Net income allocable to common stockholders was $2.7 million for the quarter ended September 30, 2016, compared to $2.7 million for the quarter ended September 30, 2015.

•	Earnings per diluted share of $1.07 for the nine months ended September 30, 2016, compared to $1.21 for the nine months ended September 30, 2015. Earnings per diluted share of $0.32 for the quarter ended September 30, 2016 ($0.35 prior to the after-tax effect of merger expenses), compared to $0.43 for the quarter ended September 30, 2015.

•	Total loans held for investment of $956.1 million at September 30, 2016, a decrease of $4.3 million as compared to total loans held for investment of $960.4 million at December 31, 2015 and an increase of $100.4 million, compared to loans held for investment of $855.7 million at September 30, 2015.

•	Total deposits were $1.18 billion at September 30, 2016, $1.22 billion at December 31, 2015, and $1.03 billion at September 30, 2015. Signature Deposits, or core deposits comprised of checking accounts, savings accounts, and money market accounts, were $740.6 million at September 30, 2016, compared to $777.3 million at December 31, 2015 and $624.0 million at September 30, 2015.

•	Total assets of $1.56 billion at September 30, 2016, compared to $1.59 billion at December 31, 2015 and $1.41 billion at September 30, 2015.

•	Book value per common share of $19.62 and tangible book value per common share of $17.25 at September 30, 2016.

Year-to-Date Financial Results

Net income allocable to common stockholders was $9.0 million for the nine months ended September 30, 2016, as compared to $7.6 million for the nine months ended September 30, 2015, an increase of $1.3 million or 17.6%. Financial results for 2016 reflect the October 2015 acquisition of First Independence Corporation and its subsidiary, First Federal Savings & Loan of Independence, Kansas, collectively referred to as “First Independence.” The acquisition of First Independence added four branch locations in southeast Kansas with total assets of $135.0 million.

Diluted earnings per share were $1.07 for the nine-month period ended September 30, 2016, as compared to $1.21 for the comparable period of 2015. Fully diluted shares were 8,333,613 and 6,290,402 for the nine months ended September 30, 2016 and 2015. The increase in weighted average fully diluted shares reflects the issuance of 1,941,000 shares in connection with Equity’s November 2015 initial public offering.

Net interest income was $36.9 million for the nine months ended September 30, 2016 as compared to $33.9 million for the nine months ended September 30, 2015, a $3.0 million or 8.8% increase. The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.19% for the nine months ended September 30, 2016 as compared to 3.81% for the nine months ended September 30, 2015. The decrease in net interest margin was primarily due to the decrease in overall yield on interest-earning assets and the continued utilization of our “leverage” or “spread” opportunity. The decrease in yield on interest-earning assets is primarily due to growth in a continually low interest rate environment and the pay down of older higher yielding assets. Our spread opportunity as more fully discussed in our Annual Report on Form 10-K, positively impacts net income but negatively impacts net interest margin due to investing in lower yielding interest-earning assets. Net interest margin excluding this spread opportunity was approximately 3.48% for the nine months ended September 30, 2016 and 3.85% for the comparable period of 2015.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

The provision for loan losses was $1.4 million for the nine months ended September 30, 2016 as compared to $1.9 million for the nine months ended September 30, 2015. Net charge-offs for the nine months ended September 30, 2016 were $785 thousand compared to net charge-offs of $2.8 million for the comparable period of 2015.

Total non-interest income was $7.7 million for the nine months ended September 30, 2016 as compared to $6.5 million for the nine months ended September 30, 2015. Increases in service charges and fees and in debit card income are principally attributable to the addition of accounts and higher transaction volumes associated with the First Independence acquisition. Non-interest income includes net gain from securities transactions of $479 thousand and $370 thousand in the nine-month periods ended September 30, 2016 and 2015.

Total non-interest expense was $30.4 million for the nine months ended September 30, 2016 as compared to $27.0 million for the nine months ended September 30, 2015. These results reflect the effect of the First Independence acquisition as well as additions to lending, customer service, and operations staff and increased data processing costs principally associated with increased debit card volumes.

Equity’s effective tax rate for the nine-month period ended September 30, 2016 was 30.5% as compared to 33.5% for the nine-month period ended September 30, 2015. The effective tax rates for each of the comparable periods reflect the levels of tax-exempt income, non-taxable life insurance income and federal income tax credits estimated to be included in Equity’s financial results for the applicable full fiscal years. The lower effective tax rate in 2016 is principally due to the benefit of higher levels of tax-exempt income and increased income tax credits from investments in qualified affordable housing projects, including an additional project acquired in the First Independence acquisition.

Third Quarter Financial Results

Net income allocable to common stockholders was $2.7 million for the three months ended September 30, 2016, as compared to $2.7 million for the three months ended September 30, 2015. Diluted earnings per share were $0.32 for the three-month period ended September 30, 2016, as compared to $0.43 for the comparable period of 2015. Fully diluted shares were 8,347,566 and 6,295,587 for the three months ended September 30, 2016 and 2015.

Net interest income for the quarter ended September 30, 2016 was $12.0 million as compared to $11.5 million for the quarter ended September 30, 2015. Growth in loan and securities balances, partially offset by the increased deposits and borrowings required to fund that growth resulted in the increased net interest income.

Our net interest margin was 3.06% for the quarter ended September 30, 2016 and 3.48% for the comparable quarter of the prior year. The decline in our net interest margin for the three-month period ended September 30, 2016 is primarily due to the decrease in overall yield on interest-earning assets. The decrease in yield on interest-earning assets is primarily due to the pay down of older higher yielding assets and reinvestment and growth in a continually low interest-rate environment. Net interest margins for the third quarter of 2016 and the third quarter of 2015 were both affected by our “leverage” or “spread” opportunity. Net interest margin excluding our “leverage” or “spread” opportunity was approximately 3.33% for the three monts ended September 30, 2016 compared to 3.58% for the comparable period of 2015.

The provision for loan losses was $104 thousand for the quarter ended September 30, 2016 as compared to $537 thousand for the quarter ended September 30, 2015. The decreased provision is principally related to decreased net charge-offs in the third quarter of 2016 as compared to the third quarter of 2015. Net charge-offs for the three months ended September 30, 2016 were $54 thousand compared to net charge-offs of $1.1 million for the comparable period of 2015.

Total non-interest income for the quarter ended September 30, 2016 was $2.5 million, compared to $2.0 million for the quarter ended September 30, 2015. Increases in service charges and fees of $198 thousand and in debit card income of $166 thousand are principally attributable to the addition of accounts and higher transaction volumes associated with the First Independence acquisition. Mortgage banking income increased $165 thousand associated with greater mortgage loans sales in the current year.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

Total non-interest expense for the quarter ended September 30, 2016 was $10.7 million, compared to $8.9 million for the quarter ended September 30, 2015. Increased non-interest expense reflects the effect of the First Independence acquisition as well as additions to lending, customer service, and operations staff and increased data processing costs principally associated with increased debit card volumes. Merger expenses were $237 thousand in the quarter ended September 30, 2016, an increase of $160 thousand over merger expenses of $77 thousand recorded in the comparable quarter of 2015.

Equity’s effective tax rate for the three-month period ended September 30, 2016 was 27.2%, which reflects a reduction in the estimated effective tax rate expected to be applicable for the full year of 2016 from 31.8% to 30.5%. At September 30, 2016, the effective tax rate expected to be applicable for the full year of 2016 was reduced to reflect lower anticipated income before taxes and proportionately higher tax-exempt income. Equity’s effective tax for the three-month period ended September 30, 2015 was 32.9%.

Loans, Deposits, and Total Assets

Loans held for investment were $956.1 million at September 30, 2016, compared to $960.4 million at December 31, 2015 and $855.7 million at September 30, 2015. Equity’s loan portfolio decreased $4.3 million between September 30, 2016 and December 31, 2015, and increased by $100.4 million between September 30, 2016 and September 30, 2015. The decrease in loans during the first nine months of 2016 is primarily attributable to the decrease in commercial real estate loans and the pay down of existing residential real estate and commercial loans. The year-over-year increase in loans held for investment includes $89.9 million of net loans acquired in the First Independence acquisition in the fourth quarter of 2015.

As of September 30, 2016, Equity’s allowance for loan losses to total loans was 0.64%, compared to 0.57% at December 31, 2015 and 0.59% at September 30, 2015. Total reserves, including purchase discounts, to total loans were approximately 0.82% as of September 30, 2016, compared to 0.81% at December 31, 2015 and 0.74% at September 30, 2015. Nonperforming assets of $12.8 million as of September 30, 2016 were 0.82% to total assets, as compared to $14.0 million or 0.89% of total assets at December 31, 2015 and $13.0 million or 0.92% of total assets at September 30, 2015.

Total deposits were $1.18 billion at September 30, 2016, as compared to $1.22 billion at December 31, 2015 and $1.03 billion at September 30, 2015. Total deposits increased $150.1 million between September 30, 2015 and September 30, 2016, including $87.1 million of deposits assumed in the First Independence acquisition. Signature Deposits were $740.6 million at September 30, 2016, as compared to $777.3 million at December 31, 2015 and $624.0 million at September 30, 2015. The decrease in Signature Deposits during the first nine months of 2016 is primarily due to the seasonal use of tax monies by public fund customers.

At September 30, 2016, Equity had consolidated total assets of $1.56 billion, compared to $1.59 billion at December 31, 2015 and $1.41 billion at September 30, 2015. The $28.6 million decrease in total assets between December 31, 2015 and September 30, 2016 is primarily a reduction in cash and cash equivalents and a reduction in loans of $4.3 million partially offset by an $11.0 million increase in investment securities.

Capital and Borrowings

On November 16, 2015, we completed our initial public offering (“IPO”) of 1,941,000 shares. In January 2016, a portion of the IPO net proceeds of $38.9 million were used to retire our Small Business Lending Fund obligation of $16.4 million and repay our bank stock loan of $18.6 million.

At September 30, 2016, common stockholders’ equity totaled $161.2 million, $19.62 per common share, compared to $167.2 million, $18.37 per common share at December 31, 2015. Tangible common equity was $141.8 million and tangible book value per common share was $17.25 at September 30, 2016. Tangible common equity was $131.2 million and tangible book value per common share was $15.97 at December 31, 2015. The ratio of common equity tier 1 capital to risk-weighted assets was 13.57% and the total capital to risk-weighted assets was 15.02% at September 30, 2016.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Conference Call and Webcast

Equity will host a conference call on Friday, October 21, 2016 at 9:30 a.m. central time to review these announcements. Investors, news media, and others may dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 79465209.

Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time. Two separate presentations will be available approximately one hour prior to the conference call at investor.equitybank.com. The first presentation will highlight the definitive merger agreement with Prairie. An additional presentation will supplement Equity’s Q3 financial results discussion.

A replay of the call and webcast will be available two hours following the close of the call until October 28, 2016, accessible at (855) 859-2056 with conference ID no. 79465209 or investor.equitybank.com.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, and treasury management services. As of September 30, 2016, Equity had $1.56 billion in consolidated total assets, with 29 locations throughout Kansas and Missouri, including corporate headquarters in Wichita and branches throughout the Kansas City metropolitan area.

Equity seeks to provide an enhanced banking experience for customers by providing a suite of sophisticated banking services tailored to their needs, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.” Learn more at www.equitybank.com.

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2016 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Important Additional Information

This communication shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. Investors and security holders are urged to carefully review and consider Equity’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its proxy statements, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q. The documents filed by Equity with the SEC may be obtained free of charge at Equity’s investor relations website at investor.equitybank.com or at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from Equity upon written request to Equity Bancshares, Inc., Attn: Investor Relations, 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207 or by calling (316) 612-6000.

In connection with the proposed merger transactions, Equity (i) filed a registration statement on Form S-4 (Reg. No. 333-213283) with the SEC on August 24, 2016 for the CFBI merger transaction, which includes a joint proxy statement of CFBI and Equity and a prospectus of Equity, (ii) intends to file a registration statement on Form S-4 with the SEC for the Prairie merger transaction, which will include a proxy statement of Prairie and a prospectus of Equity, and (iii) will file other documents regarding the proposed CFBI and Prairie merger transactions with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE APPLICABLE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. The applicable proxy statement/prospectus has or will be sent to the stockholders of each institution seeking the required stockholder approvals. Investors and security holders may obtain the registration statements and the proxy statement/prospectuses free of charge from the SEC’s website or from Equity by writing to the address provided above.

Equity, CFBI and Prairie and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their stockholders in connection with the proposed merger transactions. Information about Equity’s participants may be found in the definitive proxy statement of Equity relating to its 2016 Annual Meeting of Stockholders filed with the SEC on March 28, 2016. The definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant documents regarding the proposed merger transactions filed with the SEC when they become available, copies of which may also be obtained free of charge from the sources indicated above.

Unaudited Financial Tables

•	Table 1. Selected Financial Highlights

•	Table 2. Consolidated Balance Sheets

•	Table 3. Consolidated Statements of Income

•	Table 4. Non-GAAP Financial Measures

EQUITY BANCSHARES, INC.

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TABLE 1. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Statement of Income Data
Net interest income	$11,982	$12,194	$12,758	$12,313	$11,450
Provision for loan losses	104	532	723	1,180	537
Net gain on acquisition	—	—	—	682	—
Net gains from securities transactions	—	59	420	386	—
Total non-interest income	2,527	2,452	2,698	3,325	2,032
Merger expenses	237	—	—	1,614	77
Total non-interest expense	10,734	9,941	9,689	11,664	8,866
Income before income taxes	3,671	4,173	5,044	2,794	4,079
Provision for income taxes	1,000	1,327	1,604	240	1,343
Net income	2,671	2,846	3,440	2,554	2,736
Dividends and discount accretion on preferred stock	—	—	(1)	(48)	(43)
Net income allocable to common stockholders	2,671	2,846	3,439	2,506	2,693
Basic earnings per share	0.32	0.35	0.42	0.35	0.43
Diluted earnings per share	0.32	0.34	0.41	0.34	0.43

Balance Sheet Data (at period end)
Securities available-for-sale	$102,391	$74,976	$113,821	$130,810	$109,906
Securities held-to-maturity	349,915	317,509	301,931	310,539	303,695
Gross loans held for investment	956,070	980,110	938,055	960,355	855,676
Allowance for loan losses	6,080	6,030	5,980	5,506	5,038
Goodwill and core deposit intangibles, net	19,419	19,506	19,592	19,679	19,056
Total assets	1,557,082	1,544,857	1,528,729	1,585,727	1,413,355
Total deposits	1,177,732	1,196,767	1,234,165	1,215,914	1,027,650
Non-time deposits	740,623	753,168	803,653	777,302	623,953
Borrowings	203,569	179,801	130,651	194,064	241,254
Total liabilities	1,395,834	1,386,669	1,373,637	1,418,494	1,287,301
Total stockholders’ equity	161,248	158,188	155,092	167,233	126,054
Tangible common equity*	141,804	138,656	135,472	131,153	90,633

Selected Average Balance Sheet Data (quarterly average)
Total gross loans receivable	$968,402	$950,243	$944,366	$921,312	$831,553
Investment securities	414,376	412,095	425,434	425,450	397,702
Interest-earning assets	1,555,511	1,541,405	1,542,794	1,499,139	1,304,661
Total assets	1,668,535	1,655,317	1,657,655	1,613,499	1,410,072
Interest-bearing deposits	1,022,155	1,045,784	1,060,618	991,109	886,706
Borrowings	314,181	284,631	280,097	311,871	259,006
Total interest-bearing liabilities	1,336,336	1,330,415	1,340,715	1,302,980	1,145,712
Total deposits	1,184,717	1,204,861	1,214,738	1,151,932	1,020,655
Total liabilities	1,508,647	1,498,914	1,503,726	1,473,292	1,286,477
Total stockholders’ equity	159,887	156,403	153,929	140,207	123,595
Tangible common equity*	136,771	135,094	133,313	110,893	88,451

Performance ratios
Return on average assets (ROAA) annualized	0.64%	0.69%	0.83%	0.63%	0.77%
Return on average equity (ROAE) annualized	6.65%	7.32%	8.99%	7.23%	8.78%
Return on average tangible common equity (ROATCE) annualized*	7.94%	8.64%	10.55%	9.18%	12.26%
Yield on loans annualized	4.72%	4.89%	5.04%	4.95%	5.11%
Cost of interest-bearing deposits annualized	0.66%	0.64%	0.61%	0.61%	0.57%
Cost of total deposits annualized	0.57%	0.56%	0.53%	0.52%	0.50%
Net interest margin annualized	3.06%	3.18%	3.33%	3.26%	3.48%
Efficiency ratio*	72.35%	68.15%	64.05%	68.98%	65.19%
Non-interest income / average assets	0.60%	0.60%	0.65%	0.82%	0.57%
Non-interest expense / average assets	2.56%	2.42%	2.35%	2.87%	2.49%

Capital Ratios
Tier 1 Leverage Ratio	9.42%	9.32%	9.10%	9.47%	7.94%
Common Equity Tier 1 Capital Ratio	13.57%	13.04%	13.13%	12.35%	9.44%
Tier 1 Risk Based Capital Ratio	14.45%	13.90%	14.01%	13.85%	11.08%
Total Risk Based Capital Ratio	15.02%	14.45%	14.57%	14.35%	11.58%
Total stockholders’ equity to total assets	10.36%	10.24%	10.15%	10.55%	8.92%
Tangible common equity to tangible assets*	9.22%	9.09%	8.98%	8.37%	6.50%
Book value per share	$19.62	$19.25	$18.89	$18.37	$17.49
Tangible common book value per share*	$17.25	$16.87	$16.50	$15.97	$14.45
Tangible book value per diluted common share*	$16.95	$16.64	$16.29	$15.74	$14.39

*	The value noted is considered a Non-GAAP financial measure. For a reconciliation of Non-GAAP financial measures, see Table 4. Non-GAAP Financial Measures.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

TABLE 2. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Cash and due from banks	$20,925	$36,276
Federal funds sold	922	20,553

Cash and cash equivalents	21,847	56,829
Interest-bearing time deposits in other banks	4,995	5,245
Available-for-sale securities	102,391	130,810
Held-to-maturity securities, fair value of $358,223 and $312,802	349,915	310,539
Loans held for sale	3,071	3,504
Loans, net of allowance for loan losses of $6,080 and $5,506	949,990	954,849
Other real estate owned, net	5,647	5,811
Premises and equipment, net	39,909	39,147
Bank owned life insurance	33,301	32,555
Federal Reserve Bank and Federal Home Loan Bank stock	11,587	11,013
Interest receivable	4,712	4,540
Goodwill	18,130	18,130
Core deposit intangible, net	1,289	1,549
Other	10,298	11,206

Total assets	$1,557,082	$1,585,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$169,368	$157,834

Total non-interest-bearing deposits	169,368	157,834

Savings, NOW, and money market	571,255	619,468
Time	437,109	438,612

Total interest-bearing deposits	1,008,364	1,058,080

Total deposits	1,177,732	1,215,914
Federal funds purchased and retail repurchase agreements	25,382	20,762
Federal Home Loan Bank advances	168,756	145,439
Bank stock loan	—	18,612
Subordinated debentures	9,431	9,251
Contractual obligations	2,831	3,093
Interest payable and other liabilities	11,702	5,423

Total liabilities	1,395,834	1,418,494

Stockholders’ equity
Preferred stock, Series C (liquidation preference of $16,372)	—	16,372
Common stock	97	97
Additional paid-in capital	138,546	138,077
Retained earnings	43,911	34,955
Accumulated other comprehensive loss	(1,409)	(2,371)
Employee stock loans	(242)	(242)
Treasury stock	(19,655)	(19,655)

Total stockholders’ equity	161,248	167,233

Total liabilities and stockholders’ equity	$1,557,082	$1,585,727

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

TABLE 3. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest and dividend income
Loans, including fees	$11,493	$10,713	$34,885	$31,862
Securities, taxable	1,855	1,912	6,051	5,441
Securities, nontaxable	383	291	1,043	746
Federal funds sold and other	519	283	1,513	549

Total interest and dividend income	14,250	13,199	43,492	38,598

Interest expense

Deposits	1,707	1,283	4,984	3,409
Federal funds purchased and retail repurchase agreements	16	17	42	47
Federal Home Loan Bank advances	386	141	1,063	267
Bank stock loan	—	146	—	446
Subordinated debentures	159	162	469	480

Total interest expense	2,268	1,749	6,558	4,649

Net interest income	11,982	11,450	36,934	33,949
Provision for loan losses	104	537	1,359	1,867

Net interest income after provision for loan losses	11,878	10,913	35,575	32,082
Non-interest income
Service charges and fees	851	653	2,437	1,823
Debit card income	722	556	2,127	1,537
Mortgage banking	442	277	1,019	855
Increase in value of bank owned life insurance	249	234	746	700
Net gain from securities transactions	—	—	479	370
Other	263	312	869	1,192

Total non-interest income	2,527	2,032	7,677	6,477

Non-interest expense
Salaries and employee benefits	5,391	4,659	15,849	14,243
Net occupancy and equipment	1,159	952	3,321	3,078
Data processing	883	746	2,590	2,127
Professional fees	527	498	1,544	1,410
Advertising and business development	353	295	901	863
Telecommunications	285	203	803	582
FDIC insurance	240	217	753	568
Courier and postage	179	112	482	375
Amortization of core deposit intangible	87	61	260	182
Loan expense	153	94	413	272
Other real estate owned	156	53	164	174
Loss on debt extinguishment	—	—	58	316
Merger expenses	237	77	237	77
Other	1,084	899	2,989	2,644

Total non-interest expense	10,734	8,866	30,364	26,911

Income before income taxes	3,671	4,079	12,888	11,648
Provision for income taxes	1,000	1,343	3,931	3,902

Net income	2,671	2,736	8,957	7,746
Dividends and discount accretion on preferred stock	—	(43)	(1)	(129)

Net income allocable to common stockholders	$2,671	$2,693	$8,956	$7,617

Basic earnings per share	$0.32	$0.43	$1.09	$1.21

Diluted earnings per share	$0.32	$0.43	$1.07	$1.21

EQUITY BANCSHARES, INC.

PRESS RELEASE - 10/20/2016

TABLE 4. Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total stockholders’ equity	$161,248	$158,188	$155,092	$167,233	$126,054
Less: preferred stock	—	—	—	16,372	16,365
Less: goodwill	18,130	18,130	18,130	18,130	18,130
Less: core deposit intangibles, net	1,289	1,376	1,462	1,549	926
Less: mortgage servicing asset	25	26	28	29	—

Tangible common equity	$141,804	$138,656	$135,472	$131,153	$90,633

Common shares outstanding at period end	8,219,415	8,219,415	8,211,727	8,211,727	6,270,727

Diluted common shares outstanding at period end	8,365,283	8,334,445	8,317,882	8,332,762	6,296,227

Book value per common share	$19.62	$19.25	$18.89	$18.37	$17.49

Tangible book value per common share	$17.25	$16.87	$16.50	$15.97	$14.45

Tangible book value per diluted common share	$16.95	$16.64	$16.29	$15.74	$14.39

Total assets	$1,557,082	$1,544,857	$1,528,729	$1,585,727	$1,413,355
Less: goodwill	18,130	18,130	18,130	18,130	18,130
Less: core deposit intangibles, net	1,289	1,376	1,462	1,549	926
Less: mortgage servicing asset	25	26	28	29	—

Tangible assets	$1,537,638	$1,525,325	$1,509,109	$1,566,019	$1,394,299

Equity to assets	10.36%	10.24%	10.15%	10.55%	8.92%

Tangible common equity to tangible assets	9.22%	9.09%	8.98%	8.37%	6.50%

Total average stockholders’ equity	$159,887	$156,403	$153,929	$140,207	$123,595
Less: average intangible assets and preferred stock	23,116	21,309	20,616	29,314	35,144

Average tangible common equity	$136,771	$135,094	$133,313	$110,893	$88,451

Net income allocable to common stockholders	$2,671	$2,846	$3,439	$2,506	$2,693
Amortization of intangible assets	88	88	88	93	61
Less: Tax effect of intangible assets amortization	31	31	31	33	21

Adjusted net income allocable to common stockholders	$2,728	$2,903	$3,496	$2,566	$2,733

Return on total average stockholders’ equity (ROAE) annualized	6.65%	7.32%	8.99%	7.23%	8.78%

Return on average tangible common equity (ROATCE) annualized	7.94%	8.64%	10.55%	9.18%	12.26%

Non-interest expense	$10,734	$9,941	$9,689	$11,664	$8,866
Less: merger expenses	237	—	—	1,614	77
Less: loss on debt extinguishment	—	—	58	—	—

Non-interest expense, excluding merger expenses and loss on debt extinguishment	$10,497	$9,941	$9,631	$10,050	$8,789

Net interest income	$11,982	$12,194	$12,758	$12,313	$11,450

Non-interest income	$2,527	$2,452	$2,698	$3,325	$2,032
Less: net gain from securities transactions	—	59	420	386	—
Less: net gain on acquisition	—	—	—	682	—

Non-interest income, excluding net gains on security transactions and net gain on acquisition	$2,527	$2,393	$2,278	$2,257	$2,032

Net interest income plus non-interest income, excluding net gains on security transactions and net gains on acquisition	$14,509	$14,587	$15,036	$14,570	$13,482

Non-interest expense to net interest income plus non-interest income	73.98%	67.88%	62.69%	74.59%	65.76%

Efficiency ratio	72.35%	68.15%	64.05%	68.98%	65.19%

Media and Investor Contact:

John Hanley, SVP, Director of Investor Relations

913-583-8004 / jhanley@equitybank.com

investor.equitybank.com